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                                                                    EXHIBIT 23.1

                              Accountants' Consent




Board of Directors
Cytec Industries Inc.


We consent to incorporation by reference in registration statements (Nos. 33-80710, 33-83576, 33-85666 and 333-11121) on Form S-8 and (No. 333-3808) on
Form S-3 of Cytec Industries Inc. of our report dated June 13, 1997 relating to the statement of net assets of the Cytec Employees' Savings and Profit Sharing Plan as of December 31, 1996 and 1995, the related statement of changes in net assets for the years then ended, and the schedules of assets held for investment and reportable transactions, which report appears in the annual report on Form 11-K of the Cytec Employees' Savings and Profit Sharing Plan.





                                                           KPMG Peat Marwick LLP




Short Hills, New Jersey
June 23, 1997

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